UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Wynn Resorts, Limited

(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wynn Resorts Co-Founder and Largest Shareholder Elaine P. Wynn Forced to Sue Wynn Resorts for Improperly Refusing to Provide Shareholder Records

Wynn Resorts Rejects Elaine Wynn’s Normal Course Request for List of Wynn’s Beneficial Shareholders – The Very List that Wynn Resorts is Using to Communicate with and Solicit Shareholders for the Annual Meeting on May 16, 2018

Wynn Resorts Restricts Elaine Wynn’s Ability to Directly Communicate with Other Shareholders, Highlighting the Company’s Persistently Poor Governance Practices

Wynn Resorts Seeks to Impede Elaine Wynn’s WITHHOLD Vote Campaign Against
Legacy Director John J. Hagenbuch

Las Vegas, NV, May 2, 2018 -- Elaine P. Wynn, co-founder and the largest shareholder of Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts,” “Wynn,” the “Company”), today announced that she filed a complaint against Wynn Resorts in Nevada state court, seeking that the court compel the Company to produce all of the shareholder list materials that Ms. Wynn is entitled to receive under Nevada law. The complaint additionally seeks to temporarily stay the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”) until Ms. Wynn obtains such materials. The Annual Meeting is currently scheduled for May 16, 2018 in Las Vegas, Nevada.

The materials that the Company refuses to provide for inspection include:

●	A list that sets forth the name, contact information and number of shares owned by each beneficial owner of common stock who has not objected to having his or her name disclosed (commonly referred to as the “NOBO list,” with “NOBO” standing for “non-objecting beneficial owners”) and

●	A list of all owners who hold common stock in the name of Cede & Co. or other similar depositories or nominees.

Providing the NOBO list is standard practice under Delaware law, and both Federal and State courts have ruled that shareholders of a Nevada corporation are entitled to the list. Ms. Wynn believes that the requested NOBO list is in the Company’s possession and would not require the Company to expend additional time or cost to produce. Moreover, she believes that the Company is actively using this very list to communicate directly with Wynn Resorts’ shareholders – something Ms. Wynn is unable to do, even though she is the Company’s largest shareholder.

Ms. Wynn has, in good faith, followed customary practices in requesting these materials (including signing a confidentiality agreement), but strongly believes that the Company’s sole purpose in refusing to share the requested materials is to prevent Ms. Wynn from effectively making her case to the Company’s shareholders. Because a large percentage of Wynn’s shares are held by nominal holders such as brokers, the NOBO list is necessary to identify the actual beneficial owners of Wynn shares. Without knowing the voters, Ms. Wynn is unable run an effective director election campaign.

The Company’s refusal to provide the NOBO list is the Company’s most recent attempt to interfere with the shareholder franchise. On April 17, 2018, Ms. Wynn asked the Company’s board of directors (the “Board”) to reopen the advance notice window for director nominations and shareholder proposals in light of the profound change in circumstances since the window closed on January 21, 2018. The Company filed its definitive proxy statement 24 hours after Ms. Wynn sent her request, effectively precluding the reopening of the advance notice window. Ms. Wynn’s request was formally rejected on April 19, in a short public letter from D. Boone Wayson, the Chairman of the Board, providing no explanation for the Board’s conclusion that reopening the window was neither “appropriate [n]or justified.”

Commenting on the suit, Ms. Wynn said, “My sole focus is on increasing shareholder value, reforming the Company’s corporate governance practices and restoring the Company’s reputation. The Company’s refusal to share the shareholder list is emblematic of the Board’s overall poor corporate governance practices and heightens the urgency of my WITHHOLD the vote campaign. Wynn Resorts and its Board must fulfill their legal, governance and fiduciary obligations to all shareholders. This is why I believe it is critical that the Company release its NOBO list and other requested shareholder materials so that I can communicate with my fellow shareholders and ensure that our opinions are heard.”

Important Additional Information

Elaine P. Wynn is a participant in the solicitation of proxies from the shareholders of Wynn Resorts, Limited (the “Company”) in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). On April 27, 2018, Ms. Wynn filed a definitive proxy statement (the “Definitive Proxy Statement”) and form of BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s shareholders. A description of Ms. Wynn’s direct or indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement. MS. WYNN STRONGLY ENCOURAGES THE COMPANY’S SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement was first sent to the shareholders of the Company on or about April 30, 2018 and is accompanied by a BLUE proxy card. Shareholders may obtain the Definitive Proxy Statement and any other relevant documents at no charge from the SEC’s website at www.sec.gov or by contacting Ms. Wynn’s proxy solicitor MacKenzie Partners, Inc. at wynn@mackenziepartners.com or by calling toll-free (800) 322-2885 or collect (212) 929-5500.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Ms. Wynn’s proxy materials,
please contact MacKenzie Partners, Inc. at the phone numbers listed below.

1407 Broadway, 27th Floor
New York, New York 10018
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885
Email: wynn@mackenziepartners.com